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                                                                  EXHIBIT 10.37

                                                              LOAN MODIFICATION
                                                                      AGREEMENT
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   This agreement amends the Credit Agreement dated December 2, 1994 ("Credit
Agreement"), executed by UTILX CORPORATION ("Borrower") in favor of Bank of America NW, N.A., doing business as Seafirst Bank, successor by name change to Seattle-First National Bank ("Bank"), regarding a loan in the maximum principal amount of $5,000,000 (the "Loan"). For mutual consideration, Borrower and Bank agree to amend the above loan documents as follows:

   1. COLLATERAL. A new Article 4A is added to the Credit Agreement, to read as follows:

                                  ARTICLE 4A
                              COLLATERAL SECURITY

   4A.1 COLLATERAL. As security for the prompt payment and performance of all Obligations, Borrower has granted or will grant to Bank a first lien security interest in all of Borrower's accounts and inventory, and all proceeds thereof, including those constituting general intangibles, documents, instruments, chattel paper, or deposit accounts (the "Collateral"). All terms used in the preceding sentence shall have the meaning given to such terms under the Washington version of the Uniform Commercial Code, RCW Section 62A.9-101, ET SEQ.

   4A.2 MAINTENANCE OF SECURITY. Borrower shall execute and deliver to Bank, whenever requested, such security instruments as Bank deems necessary, in its sole opinion, for the preservation of its security interest or to ensure the priority of each security interest. If a Default shall occur, Bank shall have the right to proceed against the Collateral in addition to all of its other remedies under this Agreement.

   4A.3 NEGATIVE PLEDGE. So long as any amount is payable by Borrower under this Agreement, Borrower shall not allow any Collateral to be transferred or encumbered, except in the ordinary course of business or to secure the obligations under this Agreement.

   1. COVENANTS. The following covenant of the Credit Agreement is modified as follows:

- - Section 7.2 of the Credit Agreement is amended to require Borrower to maintain, as of each fiscal quarter end, a minimum Tangible Net Worth of not less than $22,000,000.

- - Section 7.3 of the Credit Agreement is amended to require Borrower to maintain, as of each fiscal quarter end, a ratio of Current Assets to Current Liabilities of not less than 2.63 to 1.

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   3. WAIVER FOR PRIOR PERIOD.  Bank waives compliance with the above covenants for the period ending March 31, 1996, but for that period only. Compliance with these covenants is not waived for any other period, and Bank reserves the right to strictly enforce these and all other covenants of the Credit Agreement in the future.

   4. OTHER TERMS. Except as specifically amended by this agreement or any prior amendment, all other terms, conditions, and definitions of the Credit Agreement, and all other notes, security agreements, guaranties, deeds of trust, mortgages, and other instruments or agreements entered into with regard to the Loan shall remain in full force and effect. This agreement shall only take effect upon satisfaction of all the requirements of Article 4A of the Credit Agreement, set forth above.

   DATED May 16, 1996

Bank:                            Borrower:

SEAFIRST BANK                    UTILX CORPORATION

By  /S/ TERRY L. JONES           By /S/ LARRY D. PIHL
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Title  VICE PRESIDENT            Title  VICE PRESIDENT AND  CFO
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